EXHIBIT 6.1

[FORM OF]

ASSET MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT

This Asset Management  and Administrative Services Agreement (this “Agreement”), dated as of ______________,_____ (the “Effective Date”), is entered into by and between aShareX Management, LLC, a Delaware limited liability company (the “Asset Manager”), aShareX Fine Art, LLC, a Delaware series limited liability company (the “Issuer”), for itself and on behalf of aShareX FA Series ___ (“Series”), and aShareX Fine Art, SPC, a Cayman Islands exempted company registered as a segregated portfolio company (the “SPC”), for itself and for the account of aShareX Fine Art Series ___, SP (the “SP”),  a segregated portfolio of the SPC (together the Asset Manager, Issuer, Series and SPC, each a “Party” and collectively the “Parties”).  As the context so requires, any references in this Agreement to the SPC or a SP shall mean the SPC acting for the account of the SP.

WHEREAS:

A. Series and the SPC have agreed that the SP acquire certain artwork identified on the Exhibit A attached hereto (the “Artwork”) to be owned by the SP as described in an Offering Circular filed by the Issuer with the Securities and Exchange Commission (the “SEC”) relating to an offering of Class A shares of Series (the “Offering”). The closing of the Offering occurred on the Effective Date, and the Artwork has now been acquired.

B. In connection with the Offering, the Issuer and aShareX Holdings, LLC, the managing member of the Issuer (the “Managing Member”), have entered into a Limited Liability Company Agreement (the “Operating Agreement”). Capitalized terms used herein and not defined have the meanings ascribed to such terms in the Operating Agreement.

C. Series and the SPC desire that the Asset Manager provide them with routine operational, administrative, management, advisory, consulting and other services with respect to their respective operations (“Entity Based Services”), and the Asset Manager desires to render such Entity Services to Series and the SPC, on the terms and conditions set forth in this Agreement.

D. Series and the SPC also desire that the Asset Manager provide the SPC with routine services relating to the Artwork (“Asset Based Services” and together with the Entity Based Services, the “Standard Services” and together with the Extraordinary Services (as defined below), the “Services”), and the Asset Manager desires to render such Services, on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Asset Based Services. The Asset Manager shall directly, or indirectly through one or more Affiliates or third parties, engage and maintain personnel for the purpose of providing the following Asset Based Services to Series and the SPC:

(a) maintaining storage and safekeeping of the Artwork;

(b) maintaining asset-level insurance requirements for the Artwork;

(c) managing transport for the Artwork in the ordinary course of business, including the display and exhibition thereof;

(d) research services concerning the provenance and authenticity of the Artwork;

(e) annual valuation services for inclusion in Series’ financial statements;

(f) producing and distributing to the Investors in Series, subject to copyright and other intellectual property limitations, a high resolution digital image of the Artwork suitable for framing and display in the Investor’s home or other personal space for non-commercial purposes; and

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(g) other routine and ordinary services deemed necessary or appropriate by the Asset Manager in its discretion to maintain and preserve the Artwork.

2. Entity Based Services. The Asset Manager shall directly, or indirectly through one or more Affiliates or third parties, engage and maintain personnel for the purpose of providing the following Entity Based Services to Series and the SPC:

(a) oversight and management of the Auction Platform and the Auction process to determine Winning Bidders among the Investor group and the allocation of the Class A shares in Series to such Winning Bidders;

(b) preparation and filing of SEC, state and other securities regulatory filings;

(c) banking, financial, accounting and bookkeeping services, including retention of an auditor for the Issuer;

(d) coordination of KYC, AML and other screening searches to assure qualification of potential Investors to bid at the Auction and to acquire the Class A shares, including analysis of bidding limitations and Qualified Purchaser status;

(e) entity regulatory compliance (including but not limited to AML, FATCA/CRS, economic substance and beneficial ownership) with Cayman Islands laws and regulations and the State of Delaware, as applicable;

(f) tax preparation and reporting services;

(g) accounts payable management;

(h) selecting and negotiating insurance coverage for the SPC and Series, including operational errors and omissions coverage and directors’ and officers’ coverage;

(i) maintaining Series’ membership ledger and coordinating activities with Series’ Transfer Agent, Escrow Agent and related parties, including oversight of Investor funding to the Escrow Agent;

(j) interface with Investors as to questions or concerns;

(k) oversight of the Investor Platform and the provision of Investor content;

(l) maintenance of contractual agreements with key service providers such as Dalmore, North Capital, the Escrow Agent and the Transfer Agent; and

(m) routine legal and professional transactional services in the ordinary course.

3. Extraordinary Services. At the direction of the Managing Member, the Asset Manager shall render services that do not constitute Standard Services and hence are considered to be Extraordinary Services, including:

(a) positioning the Artwork for sale and negotiating and consummating the terms thereof;

(b) obtaining appraisals and statements of condition in connection with a sale transaction relating to the Artwork;

(c) administrative services in connection with the dissolution and liquidation or winding up of the SP and Series;

(d) managing litigation, indemnification, judicial proceedings or arbitration, including the defense and or settlement of any claims (regardless of whether or not any Party hereto is named as a defendant or party in any such claim);

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(e) conservation, restoration (as deemed necessary by the Asset Manager), reframing and other expenditures that increase the value of the Artwork; and

(g) other non-routine or extraordinary services not referenced in Sections 1 and 2 above.

4. Compensation. In return for rendering the Standard Services and the payment of all Ordinary Expenses (as defined in Section 5 below) of Series and SP, the Asset Manager shall be paid a fee (the “Sourcing Fee”) equal to four percent (4%) of the Purchase Price of the Artwork (namely, the sum of its Hammer Price and the Buyer’s Premium), payable by Series on behalf of SP promptly following the Effective Date. In addition to the foregoing:

(a) In connection with its services in sourcing Investors and enabling their participation in the Auction, the Auction House will pay to the Asset Manager a portion of the Buyer’s Premium received by the Auction House (even if the Series is not the purchaser of the Artwork);

(b) If the Managing Member elects to sell the Artwork without engaging a third-party intermediary, the Asset Manager may charge the buyer of the Artwork a reasonable fee not to exceed the lowest published Buyer’s Premium charged by Sotheby’s, Christie’s or Bonhams in effect at such time;

(c) For each trade of Class A shares on the Secondary Market, the Asset Manager shall receive a fee equal to 3% of the gross proceeds of such trade, paid 1.5% by each of the buyer and seller to the trade; and

(d) For its efforts in overseeing the exhibition and display of the Artwork by museums, private galleries or private parties, the Asset Manager may receive a fee payable solely by such exhibiters.

5. Reimbursement of Expenses.

(a) In consideration for the compensation it receives under this Agreement, the Asset Manager shall pay, and not be reimbursed by any other Party, any costs or expenses associated with rendering the Standard Services, either directly or through third parties (collectively, “Operating Expenses”).

(b) The Asset Manager will be reimbursed by Series or the SPC, as applicable, for any internal or third party, out of pocket costs or expenses directly associated with rendering Extraordinary Services requested by the Managing Member within thirty (30) days of invoicing for same (an “Extraordinary Expense”). If not reimbursed within such time period, the unreimbursed cost or expense shall be treated as an Extraordinary Loan funded by the Asset Manager to Series or the SPC, as applicable, bearing interest at the Prime Rate plus two (2) percentage points, from the date the cost or expense was invoiced until the date it is fully paid. In addition, the Asset Manager may decline to render any further Extraordinary Services until the amount owed to it has been fully paid. Such failure of payment shall not excuse the Asset Manager from rendering the Standard Services and paying all Operating Expenses.

6. Provision of Services by Third Parties. The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager in light of the understanding that such duties are expected to be performed only at occasional or irregular intervals. The Asset Manager may arrange for and coordinate the services of other professionals, experts and consultants to provide any or all of the Services, in which case, the costs and expenses of such third parties for providing such services shall be borne by the Asset Manager other than as set forth in Section 5(b).

7. Independent Contractor; Authority. The Asset Manager shall be deemed to be an independent contractor with respect to the Services. The management, policies and operations of the Parties (including the ultimate approval of the making or disposition of the Artwork by the SPC, and the terms and conditions thereof) shall be the responsibility of the Managing Member and not the Asset Manager.

8. Obligations of Asset Manager Not Exclusive. The obligations of the Asset Manager to the other Parties are not exclusive. The Asset Manager may, in its discretion, render the same or similar services as rendered to the SPC and Series to any Person whose business may be in direct or indirect competition with them, including other Affiliates of the Asset Manager.

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9. Other Related Activities. The Asset Manager and its Affiliates shall have the right to lend the Artwork to museums, galleries or private parties for display or exhibition purposes (subject to compliance with laws and intellectual property rights of third parties) in exchange for the revenues received therefrom pursuant to Section 4(d), provided the Asset Manager and/or the exhibitor pay all costs and expenses associated with such activities.

10. Indemnification. The Asset Manager, its Affiliates, and its and their officers, managers, board members, direct or indirect owners, and successors and assigns (the “AM Indemnitees”) are considered Protected Persons for purposes of the exculpatory and indemnification provisions under the Operating Agreement and are entitled as a third party beneficiary to the protections and benefits conferred by such provisions. Such provisions as applied to an AM Indemnitee may not be amended or modified by the Issuer and Managing Member unless consented to by the Asset Manager. The rights of indemnification provided in this Section 10 will be in addition to any rights to which an AM Indemnitee might otherwise be entitled by contract or as a matter of law, and shall extend to each of such Protected Person’s heirs, successors and assigns. The provisions of this Section 10 shall survive the termination of this Agreement. For the avoidance of doubt, any indemnification payment made under this Section 10 shall be deemed an Extraordinary Expense of the SPC or Series, as is applicable.

11. Assignment. Any assignment or delegation of a Party’s rights or obligations under this Agreement shall require the approval of the other Parties.

12. Term and Termination. This Agreement shall last until the Artwork is sold and the SP and Series are liquidated. It may be terminated by Series upon the first to occur of (i) the removal of the Asset Manager or the Managing Member pursuant to the terms of the Operating Agreement, (ii) the failure of the Asset Manager to maintain sufficient liquidity to pay for any material Operating Expenses that are due and payable other than expenses the Asset Manager is validly contesting, (iii) thirty (30) days following the Asset Manager’s receipt of a termination notice from the Managing Member, or (iv) the Bankruptcy of the Asset Manager. Effective upon such removal, the Asset Manager shall pay all Operating Expenses that are then due and payable, and the outstanding balance of any Extraordinary Loan funded by the Asset Manager must be repaid in full by Series or SP, as applicable. Such termination shall not become effective in the case of a termination under clauses (ii) or (iii), until the Managing Member has (x) engaged a new Person to assume and perform the obligations of the Asset Manager, and (y) agreed to render the Standard Services and pay the Operating Expenses that are due to be performed or become due and payable following the removal date and prior to the engagement of the new Person. The Managing Member may exercise, on behalf of Series or SP, any right or remedy that is legally available to them for any breach of this Agreement by the Asset Manager.

13. Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be given by personal delivery, mailed by internationally recognized courier service or airmail, or sent by email with return receipt requested to the following addresses of the Parties or to such other address as such Party may have specified for notice:

If to the Asset Manager:	aShareX Management, LLC 10990 Wilshire Blvd., Suite 1150 Los Angeles, CA 90024, Attn: Alan Snyder, President Email: asnyder@asharex.com

If to Issuer, Series or the SPC:	aShareX Fine Art, LLC 10990 Wilshire Blvd., Suite 1150 Los Angeles, CA 90024, Attn: Alan Snyder, President Email: asnyder@asharex.com

Any notice shall be deemed received: (i) if by personal service, upon receipt, (ii) if by courier service, on the second Business Day after delivery to the courier service, and (iii) if by email transmission, on the date of receipt as evidenced by a return notification in the case of email transmission.

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14. Limitation of Liability; Limited Recourse.

(a) With respect to Series, none of the other series of the Issuer shall be liable for the performance or payment of the Parties’ debts, obligations or liabilities hereunder, and each Party agrees that it shall look solely to the assets of the Parties, and not to the assets of any other series of the Issuer for the performance and payment of the Parties’ debts, obligations and liabilities hereunder.

(b) With respect to the SPC, the Parties each acknowledge and agree that (i) the SPC is an exempted company incorporated as a segregated portfolio company pursuant to the Companies Act (As Revised) of the Cayman Islands and the obligations of the SPC pursuant to this Agreement relate solely to the SP, (ii) the recourse of the Parties against the SPC shall be limited solely to the assets of the SP, (iii) the claims of any Parties, to the extent they are not satisfied from the available assets of the SP, shall abate and be extinguished accordingly, and (iv) the Parties shall have no recourse against any other segregated portfolio or the general assets of the SPC. Furthermore, the Parties each agree that they shall not take any action to commence any proceeding or other action under the laws of any jurisdiction relating to bankruptcy, insolvency, reorganization or winding-up of the SPC or of any other segregated portfolio or debt of the SPC (including any debt attributable to any other segregated portfolio of the SPC (other than the SP)).

15. SPC Execution Formalities. With respect to the SPC, in carrying out its duties and obligations hereunder, the Asset Manager agrees that it shall ensure that all of the assets and liabilities attributable to SP is correctly identified as being either an asset or liability of the SP and allocated to the SP and to no other segregated portfolio(s) of the SPC and, when entering into any transaction, contract or agreement, on behalf of the SPC for the account of the SP, that it will always do so (and expressly state in the relevant contracts or agreements that it is doing so) “for the account of” the SP.

16. Sub-Delegation. With respect to the SPC, where the Asset Manager delegates any of its powers, duties, discretions and/or functions hereunder pursuant to Sections 1, 2 and/or 6 above, the Asset Manager agrees to ensure and procure that such sub-delegate similarly agrees in any sub-delegation agreement to comply with the same obligations of the Asset Manager pursuant to Sections 14 and 15 above.

17. Governance by Managing Member. The Asset Manager shall at all times be subject to the governance of the Managing Member and shall act at all times to facilitate and give effect to the instructions given by the Managing Member. The Managing Member may make any reasonable request for the provision of information or for other cooperation from the Asset Manager with respect to its duties under this Agreement, and the Asset Manager shall use reasonable efforts to comply with such request, including without limitation, furnishing Series and SP with such documents, reports, data and other information as the Managing Member may reasonably request concerning the Asset Manager’s performance hereunder or compliance with the terms hereof.

18. Confidentiality. All non-public information furnished or made available by any other Party to the Asset Manager hereunder, or by the Asset Manager to any other Party, shall be treated as confidential by the Asset Manager, or the other Party, as applicable, and shall not be disclosed to third parties except as required by law or as required in connection with the performance of the Parties’ obligations under this Agreement, except for disclosure to counsel, accountants and other professional advisors.

19. Miscellaneous.

(a) Amendment. This Agreement may not be modified or amended in any manner other than by an instrument in writing signed by the Parties or their respective successors or permitted assigns.

(b) Covenant to Provide Financial Information and Maintain Sufficient Capital. The Asset Manager shall obtain and maintain the necessary capital to fulfill its obligations under this Agreement and shall remain solvent. The Asset Manager will report to the Issuer on a semi-annual basis its total assets, liabilities and equity and such other financial information as the Issuer must include in filing its semi-annual and annual reports to the SEC.

(c) Waivers. No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing and signed by or on behalf of the Party granting the waiver.

(d) Entire Agreement. Other than as specifically set forth herein, this Agreement and the Operating Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede any prior agreement or understanding between them with respect to such subject matter.

(e) Severability. In case any provision in this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without regard to the conflicts of laws thereof. The Parties irrevocably agree that the Court of Chancery of the State of Delaware is to have the exclusive jurisdiction to settle or resolve any disputes which may arise out of in connection with this Agreement and accordingly any suit, action or proceeding arising out of or in connection with this Agreement shall be brought in such courts. The Parties hereto consent to the personal jurisdiction of such courts to resolve or settle any such disputes.

(g) Limitation on Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL BE INTERPRETED AND HAVE EFFECT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, RULE OR REGULATION.

(h) WAIVER OF JURY TRIAL. THE PARTIES WAIVE ANY RIGHT TO HAVE THEIR DISPUTE ADJUDICATED BY A JURY.

(i) Successors and Assigns. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

(j) Third Party Beneficiaries. Each Protected Person is an intended third-party beneficiary of this Agreement and shall have the right to enforce its rights under this Agreement as if it were a direct Party. Other than as set forth herein, this Agreement is between the Parties and there are no other third-party beneficiaries hereto, and no other party shall have the right to enforce this Agreement.

(k) Headings. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

(l) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement as of the Effective Date.

aShareX Management, LLC

By:

Name:

Title:

aShareX Fine Art Series ___, SP

By:

Name:

Title:

aShareX Fine Art, SPC

acting for itself and for the account of aShareX Fine Art Series ___, SP

By:

Name:

Title: Director

aShareX Fine Art,  LLC

By:

Name:

Title:

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EXHIBIT A

TITLE OF ARTWORK

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